Exhibit 10.3

Summary of Compensation — Named Executive Officers

Chairman and Vice Chairman, President and Chief Executive Officer.

The Compensation Committee of the Board sets the base salaries and performance bonus criteria of the Executive Officers in Table I on an annual basis. For fiscal 2005, the Compensation Committee did not take any action that would increase the salary or bonus payable to Mr. Horton or to Mr. Tomnitz beyond what was approved at the beginning of the prior fiscal year.

Table I

Name	Office	Annual Base Salary	Performance Bonus
		(Fiscal 2005)	Under the Amended
			and Restated 2000
			Incentive Bonus
			Plan
Donald R. Horton	Chairman of the Board	$400,000	See Note 1
Donald J. Tomnitz	Vice Chairman, President and CEO	$300,000	See Note 1

Note 1: Under the Amended and Restated 2000 Incentive Bonus Plan, Mr. Horton and Mr. Tomnitz will each receive a bonus payment based upon achieving certain performance goals with respect to quarterly consolidated pre-tax income of the Company. These goals are set by the Compensation Committee and ratified and approved by the Board of Directors at the beginning of each fiscal year.

In addition, Mr. Horton and Mr. Tomnitz may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay retirement benefits to the executive. If the executive is employed by the Company on the last day of the current fiscal year (for example September 30, 2005), then the Company will establish a liability to him equal to 10% of his annual base pay as of first day of the current fiscal year (for example October 1, 2004). This liability will accrue earnings in future years at a rate established by the administrative committee.

Other Named Executive Officers

For the six month period ended March 31, 2005, the Board of Directors, on recommendation of the Compensation Committee, approved discretionary bonuses to the Executive Officers listed in Table II. The annual base salaries of these Executive Officers are set by the Board of Directors, on recommendation from the Compensation Committee, on an annual basis.

Table II

Name	Office	Annual Base Salary	Discretionary Bonus
		(Fiscal 2005)	for the six-month
			period ended
			March 31, 2005
Samuel R. Fuller	Senior Executive Vice President	$200,000	$125,000
Bill W. Wheat	Executive Vice President & CFO	$200,000	$125,000
Stacey H. Dwyer	Executive Vice President & Treasurer	$200,000	$125,000